Policy & Procedure Library

Publish Date: February 2020 Title: GAM UK – Code of Ethics	Page 1

Code of Ethics

Owners: RBC Global Asset Management UK Compliance

Approved by: Chief Compliance Officer for RBC Global Asset Management UK

Next Review Date: February 2021

RBC Global Asset Management UK

(For Internal Use Only)

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Table of Contents

Code of Ethics		1
Table of Contents		2
Most Recent Changes		3
Policy		4

1	Policy Summary Statement	4

2	Rationale	4

3	Scope	4

4	Applicable Regulations	4

5	Related Policies and Procedures	4

6	Definitions	4

7	Standards of Business Conduct	5

8	Personal Account Dealing	6

9	Personal Relationships and Personal Finances	6

10	Escalation	7

11	Declarations	7

12	Limited Exemptions	7

13	Record-Keeping	8

14	Changes to this Code	8

Approval, Responsibility and Review Schedule		9

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Most Recent Changes

February 2020	Annual Review
September 2019	Inclusion of rules around Personal Finances and Relationships in definitions and at section 9.
March 2019	Annual Review
March 2018	No material changes

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Policy

1	Policy Summary Statement

High ethical standards are essential for the success of GAM UK to maintain the confidence of our Clients. GAM UK’s business interests are best served by adherence to the principle that the interests of our Clients come first.

This Code of Ethics (this “Code”) should be read in conjunction with RBC’s Code of Conduct, available on RBC’s intranet.

2	Rationale

In recognition of GAM UK’s fiduciary duty to our Clients and our desire to maintain high ethical standards, GAM UK has adopted this Code. This Code:

•	Sets out standards of business conduct in accordance with our fiduciary duty to Clients;

•	Fosters compliance with applicable U.S. federal securities laws; and

•	Strives to eliminate transactions that could be suspected of being in conflict with the best interests of our Clients.

3	Scope

This Code applies to all Employees and adherence to this Code is a condition of employment by GAM UK.

•

Violations or suspected violations of this Code (including the discovery of any violation committed by another Employee) should be reported immediately to GAM UK Compliance, which will determine which persons or units are appropriate to handle the matter thereafter.

•

Violations of this Code may result in written warnings, written reprimands, fines, and the cancellation of transactions, disgorgement of profits, the suspension or cancellation of personal trading privileges, up to and including the suspension or termination of employment.

•	If you are uncertain about how any provision of this Code applies to you, you should contact your line manager, GAM UK Compliance or Human Resources.

4	Applicable Regulations

•	Section 204A, Rule 204A-1, and Rule 206(4)-7 under the Advisers Act, as amended

•	Section 17(j) and Rule 17j-1 under the Investment Company Act of 1940, as amended

5	Related Policies and Procedures

•	RBC Code of Conduct

•	RBC Privacy Risk Management Policy

•	Conflicts of Interest Policy

•	Personal Account Dealing Policy

•	Market Abuse Policy

•	Gifts and Entertainment Policy

•	Outside Activities and External Directorships Policy

•	Political Contributions Policy

•	GAM UK Privacy Guidelines.

6	Definitions

’40 Act Fund – A mutual fund formed under the Investment Company Act of 1940

Access Person – Subject to paragraph 12 below, any employee, director, or officer of GAM UK; and any other person the CCO has determined to be an Access Person because he or she is involved in making securities recommendations to Clients or has access to non-public information regarding (i) purchases or sales of securities, (ii) security recommendations or (iii) portfolio holdings.

•

Note: GAM UK considers all of its Employees to be Access Persons, with certain exceptions for individuals who a) do not carry out functions contributing directly to the day-to-day investment advisory business and b) have as their primary place of work an area separated from GAM UK’s investment advisory business to such an extent that they are not reasonably likely to receive inside information regarding purchases or sales of securities, security recommendations or portfolio holdings. In addition, certain employees of affiliates or otherwise related persons may be

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considered Access Persons when they are in receipt of non-public information regarding securities transactions, recommendations and/or holdings in any Client’s account.

Advisers Act – The Investment Advisers Act of 1940, as amended.

Client – Any person or entity GAM UK serves as investment adviser, sub-adviser or an equivalent role. Where GAM UK is the investment adviser to a fund or collective interest, the fund or collective interest – not any fund investor – is our client.

CCO – The Chief Compliance Officer of GAM UK.

Employee – Any person who works for, or otherwise represents, GAM UK and includes:-

•	an officer, director, non-executive director or employee of GAM UK;

•	consultants, contractors, part-time employees, or agents of GAM UK, and

•

any person involved in making securities recommendations to Clients or who has access to non- public information regarding (i) purchases or sales of securities, (ii) security recommendations or (iii) portfolio holdings.

GAM UK – RBC Global Asset Management (UK) Limited.

GAM UK Compliance – GAM UK’s Chief Compliance Officer and his or her delegate.

Personal Financial Relationships – Relationships that include:

•	joint investments/business ventures between GAM UK Employees;

•	gambling;

•	personal loans between Employees; and

•	benefits in kind offered and received between Employees.

Personal Relationships – Relationships that include:

•	relationships between RBC employees;

•	relationships with friends or family members working for the firm’s regulators, auditors, a company that does or seeks to do business with RBC, a competitor, or a supplier to RBC.

7	Standards of Business Conduct

GAM UK shall conduct its business at all times in a manner consistent with its fiduciary duties to its Clients. This means GAM UK has affirmative duties of care, loyalty, honesty, and good faith in connection with all of its activities for its Clients, in particular ensuring that Client interests are put first at all times.

This Code and other RBC and GAM UK Policies and Procedures address certain specific elements of GAM UK’s fiduciary obligations. However, they cannot, and are not intended to, address all circumstances in which a consideration of GAM UK’s fiduciary obligations will arise.

Accordingly, GAM UK expects all Employees not only to adhere strictly to the specific requirements of this Code and other RBC and GAM UK Policies and Procedures, but also to use their own judgement and common sense in the proper application of such Policies and Procedures and to conduct themselves with honesty and integrity in accordance with GAM UK’s fiduciary obligations. Any activity that compromises those obligations or that could be perceived as improper jeopardises GAM UK’s integrity, even if it does not expressly violate a rule or a specific provision of this Code, and has the potential to harm GAM UK’s reputation or that of the RBC Group.

7.1	Compliance with Laws and Regulations

Section 204A-1(2) of the Advisers Act requires this Code to require all Employees to comply with all applicable laws including the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the Sarbanes Oxley Act of 2002, as amended; the Investment Company Act of 1940, as amended; and the Advisers Act, as amended. This Code and other RBC and GAM UK Policies and Procedures are intended to meet this requirement. Furthermore, Employees are required to comply with all applicable laws and regulations of jurisdictions to which GAM UK and its activities are subject. In particular, Employees are prohibited from carrying out any activity which directly or indirectly:

•	defrauds a Client in any manner;

•	misleads a Client, including any statement that omits material facts;

•	operates or would operate as a fraud or deceit on a Client;

•	functions as a manipulative practice with respect to a Client; or

•	functions as a manipulative practice with respect to Securities.

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7.2	Confidentiality of Information

GAM UK and its Employees share a duty to ensure the confidentiality of Client information, including account numbers, holdings, transactions and securities recommendations. This includes the holdings and other non- public information related to accounts for which GAM UK provides investment advisory services. To ensure this duty is fulfilled, GAM UK has adopted this Code and RBC’s Code of Conduct (which incorporates RBC’s Privacy Risk Management Policy). All Employees are required to adhere to each of these policies and GAM UK’s Privacy Guidelines. All Employees are also prohibited from disclosing confidential information concerning GAM UK, including any trade secrets, other proprietary information or materials marked for internal use only.

7.3	Conflicts of Interest

At all times Employees shall comply with GAM UK’s Conflicts of Interest Policy.

Employees should be aware of activities that may involve conflicts of interest. Given the nature of GAM UK’s business and business relationships it may have with its affiliates, conflicts can arise in various contexts. Where possible, GAM UK’s objective is to avoid any conflict between GAM UK, Employees, affiliates, and Clients. Where a conflict cannot be avoided, GAM UK has policies and procedures to manage those conflicts as outlined in its Conflicts of Interest Policy. As a fiduciary, GAM UK must always seek to act in the best interests of its Clients, which means the interests of GAM UK’s Clients must always come first. If you are concerned that a situation you encounter or an activity that you are involved in may present a conflict between your personal interests and a Client’s interests or between GAM UK’s business interests and a Client’s interests, contact your manager or the CCO for guidance.

7.4	Material Non-Public Information

It is a violation of the fiduciary obligation owed to Clients and securities laws to use knowledge about trading activity or proposed trading activity in Clients’ accounts to engage in trades for your own benefit. The terms “trading ahead” or “front running” are used to describe the improper practice where an Employee trades for his or her own account before a trade in the same security occurs on behalf of a Client’s account, knowing that the effect of the trading in the Client’s account will be to his or her personal benefit. The pre-clearance requirement and rules explained in the Personal Account Dealing Policy are designed to help prevent, detect and correct these and other improper practices.

GAM UK policies, rules and reporting requirements are also reasonably designed to allow GAM UK to address potential or actual issues related to trading when one might be holding material, non-public information, commonly referred to as “insider trading”. If you believe you have come into possession of material, non-public information, you must immediately notify GAM UK Compliance, refrain from engaging in transactions in that security and maintain the confidentiality of the information. It is a violation of U.S. federal securities law to trade on material, non-public information.

At all times comply with all relevant GAM UK policies, including the Market Abuse Policy.

8	Personal Account Dealing

The Personal Account Dealing Policy describes GAM UK’s policies and procedures in relation to personal transactions in Securities. The Personal Account Dealing Policy applies to all Employees.

9	Personal Relationships and Personal Financial Relationships

Employees are required to declare and escalate any Personal Relationships that may present an actual or perceived conflict to their supervisor and Compliance for review on joining or immediately after they form such a relationship during the course of their employment. The Compliance team will review and where appropriate log such relationships in the GAM UK Conflicts of Interest Register.

Any improper handling of Employee personal finances could undermine their credibility and GAM UK’s. It could also cause others to question their decision making on the job or permit personal finances to influence Employees in a way that causes them to act in an unprofessional manner.

In general in order to mitigate the risk of potential, actual or perceived conflicts arising, the engagement in Personal Financial Relationships should be minimised and is subject to the following approval process;

•

Loans exceeding £1000, or any benefits in kind with a value in excess of £1000, made or given between Employees must be pre-approved by the CEO, or in the case of the CEO by the Chairperson of the Board. Any requests, whether or not approved, should be recorded as part of

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the unit’s conflicts of interest controls by the GAM UK Compliance team. Examples of benefits in kind may include, but are not limited to, the free or discounted use of:

•	a holiday home; or

•	a boat; or

•	an employee’s sports season ticket/VIP lounges/exclusive member club facilities.

Any private investments engaged in by two or more Employees should be managed in accordance with the Personal Account Dealing Policy (Private Investments) or Outside Business Activities policy as relevant. Post approval this should be recorded as part of the business / functional unit’s conflicts of interest controls.

Employees should also be mindful of actual, potential or perceived conflicts of interest that could arise from gambling and in all circumstances gambling should not be excessive (e.g. such that they could place an Employee into financial difficulty) or irresponsible.

10	Escalation

Any breach of this Code or other policies referenced in paragraph 5 must be promptly reported to GAM UK Compliance or the CCO. The CCO will decide what further action to take.

11	Declarations

All Employees will be required to complete an Annual Compliance Declaration confirming receipt of and compliance with the Code of Ethics and other policies outlined in paragraph 5 and any amendments.

12	Limited Exemptions

12.1	RBC Exempt Individuals

Certain GAM UK officers and/or directors (“RBC Executives”) may not be GAM UK employees and may serve in such roles solely at the request of RBC or its affiliates. If ALL of the following conditions apply, such RBC Executives shall be exempt from this Code but will be required to provide an annual certification of the facts giving rise to their exempt status. These individuals will not be considered “Access Persons”.

Exempt individuals must be individuals who:

•	Have no day to day involvement with GAM UK;

•	Do not predominantly use GAM UK premises as their workplace;

•	Do not make securities recommendations to GAM UK Clients or have access to such recommendations that are non-public;

•	Do not have access to non-public information regarding any Clients’ purchase or sale of securities;

•	Do not have access to non-public information regarding the portfolio holdings of any Client account; and

•	Are subject to other applicable similar Codes, including enterprise-wide policies related to trading RBC securities.

12.2	Extraordinary Exemptions

GAM UK Compliance may grant limited exemptions to certain requirements of the Code in its sole discretion, where extraordinary circumstances warrant and GAM UK Compliance is satisfied that granting the exemption would not represent a breach of relevant rules and regulations, a breach of GAM UK’s fiduciary obligations or undue risk to its Clients or GAM UK. All requests for such exemptions shall be in writing and GAM UK Compliance will maintain a written record of its response.

12.3	RBC Functions

Members of RBC Functions who, despite not being an employee, officer or contractor of GAM UK, have access to GAM UK’s working area and may have or require access to non-public information regarding (i) purchases or sales of securities, (ii) security recommendations or (iii) portfolio holdings, may be considered Access Persons and will therefore be subject to the Personal Account Dealing Policy and the standards of conduct set out in paragraph 7 above, but will not be subject to other GAM UK policies where those individuals are subject to equivalent policies of RBC or other RBC entities.

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13	Record-Keeping

Records required to be kept for seven years (minimum two years on-site)

•	A copy of the Code of Ethics and other GAM UK Related Policies and Procedures listed in paragraph 5 currently in effect and any that have been in effect within the past seven years

•	A record of any violation of the Code of Ethics and of any action taken as a result of the violation

•	All written acknowledgements of the Code of Ethics for each person who is currently, or within the past seven years was, an Access Person

•	A list of persons who are currently, or within the past seven years were considered Access Persons

•	Any reports made to the Board of Directors of a ’40 Act Fund advised or sub-advised by GAM UK related to this Code of Ethics and other policies identified in paragraph 5

•	All records related to the granting of exemptions to the Code of Ethics

•	All records documenting the annual review of the Code of Ethics.

14	Changes to this Code

Any material change to this Code must be notified to any ’40 Act Fund advised or sub-advised by GAM UK promptly, so that the ’40 Act Fund is able to approve the change within six months.

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Approval, Responsibility and Review Schedule

Contact Information:	RBC Global Asset Management UK Compliance

Responsibility for this Policy:	RBC Global Asset Management UK Compliance

Policy Review and Approvals:

Review Cycle:	Annual

Next Review Due:	February 2021

Approved By:	Chief Compliance Officer RBC Global Asset Management UK

Approval Date:	February 2020

End of Document